Exhibit 99.2

PERFORMANCE STOCK UNIT INDUCEMENT AWARD AGREEMENT (TRANSFORMATION AWARD)

This Performance Stock Unit Award Agreement (this “Agreement”) and the Award granted hereunder is made outside the terms of the Foot Locker 2007 Stock Incentive Plan (the “Plan”) and the share reserve thereunder, as an "employment inducement award" within the meaning of NYSE Manual 303A.08, as of August 24, 2022, by and between Foot Locker, Inc., a New York corporation with its principal office located at 330 West 34th Street, New York, New York 10001 (the “Company”), and Mary N. Dillon (the “Executive” or “you”). Notwithstanding the foregoing, subject to the terms and conditions herein, the Award will be governed by the terms and conditions set forth in the Plan and will be governed as if it had been granted under the Plan. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

1.             General. Effective on August 24, 2022 (the "Date of Grant”), the Human Capital and Compensation Committee (the “Human Capital Committee”) of the Board of Directors of the Company granted the Executive an Award of _________ performance stock units (“PSUs”), which will be payable subject to the achievement over a performance period (“Performance Period”) of certain stretch performance metrics and targets (“Performance Goals”), with such terms to be determined by the Human Capital Committee with input from the Executive and memorialized by a separate written Appendix B to this Agreement (“Performance Goals Addendum”) within a reasonable period of time following the Date of Grant but in no event later than March 2023. The PSUs are intended to constitute “Other Stock-Based Awards” as described under the Plan. Each PSU represents the right to receive one share of the Company’s Common Stock, par value $.01 per share (“Common Stock”), upon the satisfaction of the terms and conditions set forth in this Agreement, in the Plan and in in that certain Employment Agreement between the Company and Executive, dated August 16, 2022 (the “Employment Agreement”).

2.             Vesting and Delivery.

(a)           Subject to the terms and conditions set forth in the Plan and this Agreement, you shall be entitled to receive, for each PSU that vests in accordance with the terms of the Performance Goals Addendum, one share of Common Stock, provided that you have been continuously employed by the Company or its subsidiaries within the meaning of Section 424 of the Code (the “Control Group”) from the Date of Grant until the vesting date (“Vesting Date”) set forth in the Performance Goals Addendum.

(b)           Other than as specifically provided herein or in the Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to the Vesting Date, and all vesting shall occur only on the Vesting Date, subject to your continued employment with the Control Group as described in Section 2(a).

(c)           If the Company terminates your employment without Cause (as defined in the Employment Agreement) or you terminate your employment for Good Reason (as defined in the Employment Agreement) upon, or within twenty-four (24) months following, a Change in Control as defined in Appendix A hereto the PSUs shall become immediately vested to the extent set forth in the Performance Goals Addendum, as determined by the Human Capital Committee.

(d)           The PSUs shall also be subject to the special vesting provisions set forth in Section 5(e) of the Employment Agreement.

(e)           Subject to Sections 7 and 11(k), the Company shall issue and deliver to you shares of the Company’s Common Stock equal to the number of vested PSUs you earn within 30 days following the earlier of a Termination described in Section 2(c) or the Vesting Date.

3.             Forfeiture.

(a)           Any PSUs that are not vested in accordance with Section 2 of this Agreement or the terms of the Employment Agreement shall be forfeited without compensation.

(b)           Except as expressly set forth in Section 2 or in the Employment Agreement, in the event of your Termination prior to the Vesting Date or your breach of the Non-Competition Provisions incorporated by reference in Section 9, all unvested PSUs shall be forfeited to the Company, without compensation.

4.             Adjustments. PSUs shall be subject to the same adjustment provisions that are included in Section 5(e) of the Plan. In the event of any such adjustment, the adjusted award shall be subject to the same vesting terms as the PSUs, as set forth herein.

5.             Withholding. You agree that:

(a)           The Company shall have the right to withhold the number of shares of stock from the award sufficient to satisfy any federal, state, international, or local taxes of any kind required by law to be withheld with respect to the vesting of any PSUs which shall have become so vested, as calculated by the Company; and

(b)           The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state, foreign, or local taxes of any kind required by law to be withheld with respect to any PSUs which shall have become so vested.

6.             Special Incentive Compensation. You agree that the award of the PSUs is special incentive compensation and that the PSUs will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, or profit-sharing plan of the Company or any life insurance, disability, or other benefit plan of the Company, except as specifically provided in any such plan.

7.             Delivery Delay. Notwithstanding anything herein, the delivery of any shares of Common Stock for vested PSUs may be postponed by the Company for such period as may be required for it to comply with any applicable federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares shall constitute a violation by you or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

8.             Restriction on Transfer of PSUs. You shall not sell, negotiate, transfer, pledge, hypothecate, assign, or otherwise dispose of the PSUs. Any attempted sale, negotiation, transfer, pledge, hypothecation, assignment or other disposition of the PSUs or unvested shares in violation of the Plan or this Agreement shall be null and void.

9.             Non-Competition. By accepting this award of PSUs, as provided below, you agree that the restrictive covenants set forth in Section 9 of the Employment Agreement shall be incorporated herein by reference and, in the event of your breach of the non-competition provisions set forth in Section 9(d) of the Employment Agreement (the “Non-Competition Provisions”), the PSUs covered by this Agreement that are then unvested shall be immediately forfeited.

10.          Not an Employment Agreement; Acknowledgement. The award of PSUs hereunder does not constitute an agreement by the Company to continue to employ you during the entire, or any portion of the term of this Agreement, including but not limited to any period during which the PSUs are outstanding. Executive and the Company agree that this PSU award is granted under and governed by the terms and conditions of this Agreement, and will otherwise be subject to the Plan and will be governed as if it had been granted under the Plan, other than with respect to the share reserve under the Plan, which will not be affected by this PSU award. Executive has reviewed the Plan and this Agreement and fully understands all provisions of the Agreement, including the Plan.

11.          Miscellaneous.

(a)           In no event shall any dividend equivalents accrue or be paid on any PSUs.

(b)           This Agreement shall inure to the benefit of and be binding upon all parties hereto and their respective heirs, legal representatives, successors, and assigns.

(c)           This Agreement shall be subject to any compensation recoupment policy that the Company may adopt.

(d)           This Agreement and the Employment Agreement constitute the entire agreement between the parties and cannot be changed or terminated orally. No modification or waiver of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

(e)           This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(f)            The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(g)           This Agreement is subject, in all respects, to the provisions of the Plan (except as expressly noted herein), and to the extent any provision of this Agreement contravenes or is inconsistent with any provision of the Plan, the provisions of the Plan shall govern.

(h)           The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(i)             All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at, in the case of the Company, the address set forth at the heading of this Agreement and, in the case of you, your principal residence address as shown in the records of the Company, or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the General Counsel.

(j)             This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New York without regard to its conflicts of laws principles.

(k)           Although the Company does not guarantee the tax treatment of the PSUs, this Agreement is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between you and the Company during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(l)             To accept this grant, please click “Accept Grant.” Please ensure your home address is accurate by reviewing your profile information.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FOOT LOCKER, INC.

By:
Elizabeth S. Norberg
Executive Vice President and Chief Human Resources Officer

Mary N. Dillon

APPENDIX A

Change in Control

A Change in Control shall mean any of the following:

(A)        the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

(B)        the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company) acting in concert; or

(C)        during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

This definition of Change in Control is intended to be construed as defined in the Plan and shall be interpreted in a manner consistent with Treasury Regulation § 1.409A-3(i)(5).